Exhibit 99.2

SiriusDecisions, Inc. and Subsidiaries

Unaudited Condensed Consolidated Financial Statements

As of December 31, 2018 and March 31, 2018 and for the Nine Months Ended December 31, 2018 and 2017

SiriusDecisions, Inc. and Subsidiaries

Index

Page(s)
Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2018 and March 31, 2018	3
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income for the Nine Months Ended December 31, 2018 and 2017	4
Unaudited Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficiency for the Nine Months Ended December 31, 2018 and 2017	5
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended December 31, 2018 and 2017	6
Notes to Condensed Consolidated Financial Statements	7–12

SiriusDecisions, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets as of

December 31, 2018 and March 31, 2018

	December 31, 2018	March 31 2018
Assets
Current Assets:
Cash and cash equivalents	$7,205,469	$13,084,181
Accounts receivable, net of allowance for doubtful accounts of $253,569 and $150,114 at December 31, 2018 and March 31, 2018, respectively	13,036,497	12,157,601
Prepaid expenses and other	2,693,074	2,109,057

Total current assets	22,935,040	27,350,839
Property and equipment, net	4,080,301	3,230,986
Other assets	584,177	583,466

Total assets	$27,599,518	$31,165,291

Liabilities, Convertible Preferrred Stock and Stockholders’ Deficiency
Current liabilities:
Accounts payable and accrued expenses	$9,025,212	$10,061,901
Deferred revenue	29,488,664	37,046,504

Total current liabilities	38,513,876	47,108,405
Deferred revenue - noncurrent	1,037,046	757,048
Deferred rent and other noncurrent liabilities	1,598,114	572,176

Total liabilities	41,149,036	48,437,629

Convertible Preferred Stock
Series A convertible redeemable preferred stock; $0.001 par value, 16,912,500 shares authorized, issued and outstanding at December 31, 2018 and March 31, 2018	81,631,569	55,998,368

Stockholders’ Deficiency
Common stock; $0.001 par value, 52,450,000 and 51,250,000 shares authorized and 30,537,908 and 30,352,784 shares issued and outstanding at December 31, 2018 and March 31, 2018, respectively	30,538	30,352
Additional paid-in capital	—	—
Accumulated deficit	(95,323,152)	(73,180,502)
Accumulated other comprehensive income (loss)	111,527	(120,556)

Total stockholders’ deficiency	(95,181,087)	(73,270,706)

Total liabilities, convertible preferred stock and stockholders’ deficiency	$27,599,518	$31,165,291

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SiriusDecisions, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income for the

Nine Months Ended December 31, 2018 and 2017

	2018	2017
Revenue	$70,731,861	$61,250,714

Costs and expenses
Cost of services and product development	27,285,677	26,016,485
Selling, general and administrative	38,904,176	33,457,837
Depreciation and amortization	1,347,921	1,304,754

Total cost and expenses	67,537,774	60,779,076

Income from operations	3,194,087	471,638
Other expense, net	(350,111)	(7,832)

Net income	2,843,976	463,806
Effect of translation adjustments	232,083	12,985

Total comprehensive income	$3,076,059	$476,791

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SiriusDecisions, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficiency for the

Nine Months Ended December 31, 2018 and 2017

	Series A Convertible Redeemable Preferred Stock		Common Stock		Additional		Accumulated Other	Total
	Number of Shares	Par Value	Number of Shares	Par Value	Paid-in Capital	Accumulated Deficit	Comprehensive Income (Loss)	Stockholders’ Deficiency
Balances as of March 31, 2017	16,912,500	$46,903,534	29,647,826	$29,647	$—	$(64,789,529)	$(194,242)	$(64,954,124)
Exercise of stock options	—	—	386,334	387	361,829	—	—	362,216
Accretion of preferred stock dividends	—	6,721,988	—	—	(670,543)	(6,051,445)	—	(6,721,988)
Accretion of preferred stock offering costs	—	99,138	—	—	—	(99,138)	—	(99,138)
Stock-based compensation expense	—	—	—	—	308,714	—	—	308,714
Effect of translation adjustments	—	—	—	—	—	—	12,985	12,985
Net loss	—	—	—	—	—	463,806	—	463,806

Balances as of December 31, 2017	16,912,500	$53,724,660	30,034,160	$30,034	$—	$(70,476,306)	$(181,257)	$(70,627,529)

Balances as of March 31, 2018	16,912,500	$55,998,368	30,352,784	$30,352	$—	$(73,180,502)	$(120,556)	$(73,270,706)
Exercise of stock options	—	—	185,124	186	129,158	—	—	129,344
Accretion of preferred stock dividends	—	25,576,834	—	—	(646,575)	(24,930,259)	—	(25,576,834)
Accretion of preferred stock offering costs	—	56,367	—	—	—	(56,367)	—	(56,367)
Stock-based compensation expense	—	—	—	—	517,417	—	—	517,417
Effect of translation adjustments	—	—	—	—	—	—	232,083	232,083
Net income	—	—	—	—	—	2,843,976	—	2,843,976

Balances as of December 31, 2018	16,912,500	$81,631,569	30,537,908	$30,538	$—	$(95,323,152)	$111,527	$(95,181,087)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

SiriusDecisions, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows for the

Nine Months Ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities
Net income	$2,843,976	$463,806
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization expense	1,347,921	1,304,754
Stock-based compensation	517,417	308,714
Allowance for doubtful accounts and bad debt expense	383,816	234,925
Deferred rent	816,560	52,729
Foreign currency losses	346,865	55,646
Change in operating assets and liabilities
Accounts receivable	(1,314,248)	(1,683,994)
Prepaid expenses and other current assets	(387,148)	1,194,719
Other assets	(18,473)	(292,569)
Accounts payable and accrued expenses	(1,006,121)	(1,732,903)
Deferred revenue	(7,259,909)	(7,058,564)

Net cash used in operating activities	(3,729,344)	(7,152,737)

Cash flows from investing activities
Additions of property and equipment and capitalized software	(2,212,209)	(891,546)
Investment in certificates of deposit - restricted	—	1,498

Net cash used in investing activities	(2,212,209)	(890,048)

Cash flows from financing activities
Proceeds from exercise of stock options	129,344	362,216
Proceeds from line of credit, net	—	500,000

Net cash provided by financing activities	129,344	862,216

Effects of foreign currency translation on cash	(66,503)	50,963

Net change in cash and cash equivalents	(5,878,712)	(7,129,606)
Cash and cash equivalents
Beginning of period	13,084,181	9,265,240

End of period	$7,205,469	$2,135,634

Supplemental disclosures of noncash information
Accretion of preferred stock	$25,576,834	$6,721,988
Accretion of preferred stock offering costs	$56,367	$99,138
Property and equipment additions in accounts payable	$99,981	$35,258

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

6

SiriusDecisions, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Organization and Nature of Business

SiriusDecisions, Inc. (the “Company”) is a global business-to-business research and advisory firm. Through its platform the Company seeks to deliver actionable, data driven intelligence to its clients to empower sales, product and marketing leaders to make better decisions and accelerate growth. SiriusDecisions, Inc. was founded in 2001 and is headquartered in Wilton, Connecticut.

Acquisition by Forrester Research, Inc.

On November 26, 2018, the Company and Forrester Research, Inc. (“Forrester”) entered into an Agreement and Plan of Merger whereby Forrester would acquire 100% of the issued and outstanding shares of the Company in exchange for $245 million in cash, as adjusted with respect to cash, indebtedness, and working capital of the Company. The transaction closed on January 3, 2019 and the Company became a wholly-owned subsidiary of Forrester as of that date. The accompanying financial statements do not include any adjustments related to the acquisition by Forrester.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, certain information and footnote disclosures required for complete financial statements are not included herein. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

The condensed consolidated financial statements include the accounts of SiriusDecisions, Inc. and its wholly owned subsidiaries SiriusDecisions Europe Ltd and SiriusDecisions Asia Pte. Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the establishment of allowances for doubtful accounts, recoverability of long-lived assets and the assumptions used for stock option valuations. In management’s opinion, the unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary for a fair statement of the interim results reported. The results of operations reported for the interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent period.

Risk and Uncertainties

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade accounts receivable. The Company has not experienced any significant losses in such accounts and believes it is not exposed to any significant credit risk with respect to its trade accounts receivable.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Revenue Recognition and Deferred Revenue

The Company’s revenue recognition policies by significant revenue source are as follows:

Research Services

This is a membership-driven service. The service is built to provide senior-level business-to-business executives with the sales and marketing operational insight required to improve topline performance. Members access this information via email, telephone, events and a self-service research portal. Members sign a membership agreement which runs for a specific period of time (typically one to two years). Revenue is recognized over the term of the agreement.

Events

The Company holds conferences during the year. Events revenues, which are primarily comprised of sponsorship revenue and registration revenue, are deferred and recognized upon the completion of the related conference. In addition, the Company defers certain costs directly related to events and expenses these costs in the period during which the related event occurs.

SiriusDecisions, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Consulting Services

Consulting revenues, primarily derived from consulting, training classes, and general marketing projects, are principally generated from fixed fee or time and materials engagements. Consulting revenues are recognized as work is delivered and/or services are provided.

Learning Services

Learning revenues are generated from a membership-driven service. The Company provides online courses for business-to-business professionals. Members access information via a self-service portal, and members sign a membership agreement that runs for a specific period of time. Revenue is deferred and recognized as the services are provided over the term of the agreement.

Income Taxes

The Company provides for deferred income taxes in accordance with ASC Topic 740, Income Taxes, which requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to net operating loss carryforwards and for differences between the financial statement carrying amounts and the respective tax bases of assets and liabilities. Deferred tax assets are reduced if necessary by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company also follows the FASB issued ASC Topic 740-10, Uncertainty in Income Taxes. This Topic prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Topic also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company recognizes tax benefits or expenses of uncertain tax positions in the year such determination is made when the position is “more likely than not” to be sustained assuming examination by tax authorities. The Company accrues interest and penalties associated with uncertain tax positions, if any, as part of the income tax provision. Management has reviewed the Company’s tax positions for all open tax years and concluded that no provision for unrecognized tax benefits or expense is required in these unaudited condensed consolidated financial statements.

Management evaluates the tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are more likely than not to be sustained upon examination by the applicable tax authorities. Management further believes that it has not taken tax positions that are not likely to be sustained by such tax authorities.

Stock-Based Compensation

ASC 718, Compensation—Stock Compensation, requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of those awards. In accordance with ASC 718, this cost is recognized over the period for which an employee is required to provide service in exchange for the award.

The Company estimates the fair value of options granted using the Black-Scholes option pricing model. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from the Company’s estimates, such amounts will be recorded as an adjustment in the period estimates are revised. In valuing share-based awards, significant judgment is required in determining the expected volatility of common stock and the expected term individuals will hold their share-based awards prior to exercising.

SiriusDecisions, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Foreign Currency Translation and Transactions

Assets and liabilities of the Company’s foreign subsidiaries, whose functional currency is the local currency, are translated at year-end rates of exchange, and the statements of operations are translated at the average rates of exchange for the year. Gains or losses resulting from translating foreign currency financial statements are accumulated in a separate component of stockholders’ deficiency. Gains or losses from foreign currency transactions (transactions denominated in a currency other than the entity’s local currency) are included in other expense, net in the unaudited condensed consolidated statements of operations and totaled $346,865 and $55,646 during the nine months ended December 31, 2018 and 2017, respectively.

Financial Instruments

The Company’s financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses are reflected in the accompanying unaudited condensed consolidated financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which requires that an entity recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to its customers. In order to achieve this core principle, an entity should apply the following steps (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. This update will replace existing revenue recognition guidance under GAAP when it becomes effective for the Company beginning April 1, 2019, with certain early adoption permitted. The updated standard will permit the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact of this update on its unaudited condensed consolidated financial statements.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing. This ASU was made in response to an issue communicated by the Transition Resource Group for Revenue Recognition (the TRG), a group which was formed by the FASB and the International Accounting Standards Board (IASB), (collectively, the Boards), whose objective is to inform the Boards of any issues that could arise with the implementation of a converged standard on recognition of revenue from contracts with customers. ASU 2016-10 does not change the core principal of the guidance in Topic 606, but adds clarification around identifying performance obligations and licensing. The amendments in this update affect the guidance in ASU 2014-09, Contracts with Customers (Topic 606), which is not yet effective, and therefore follow the same effective date and transition requirements. Management is assessing the impact of adoption on the unaudited condensed consolidated financial statements.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients. This ASU amends certain aspects of the Board’s new revenue standard, ASU 2014-09. The amendments include the collectability of revenue, presentation of sales tax and other similar taxes collected from customers, contracts containing noncash considerations, and contract modifications and completed contracts at transition. Management is assessing the impact of adoption on the unaudited condensed consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The FASB issued this update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.

SiriusDecisions, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

The updated guidance is effective for annual periods beginning after December 15, 2019. Early adoption of the update is permitted. The Company is currently evaluating the new guidance to determine the impact it will have on its unaudited condensed consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. This ASU addresses the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The guidance is effective for annual periods beginning after December 15, 2017 and interim periods therein. The adoption of this guidance on April 1, 2018 did not have a significant impact on the Company’s unaudited condensed consolidated financial statements.

Subsequent Events

The Company has evaluated events through March 21, 2019, which is the date the unaudited condensed consolidated financial statements were available to be issued.

3.	Line of Credit

The Company renewed its revolving line of credit on March 31, 2018, and the total facility was increased from $10 million to $15 million, which gives the Company the ability to borrow up to $15 million limited by a borrowing base, as defined in the agreement for working capital and other general corporate needs in the ordinary course of business. Within the line of credit there is a sub-facility for letters of credit not to exceed $2,000,000. The loan agreement matures on March 31, 2020 and is subject to renewal. The loan is secured by substantially all of the assets of the Company. Amounts outstanding on the loan are assessed interest charges of the Prime Rate in effect on such day plus one half percent per annum and any undrawn portion will be charged an unused fee of 0.125%. There were no amounts outstanding on the line of credit as of December 31, 2018.

4.	Income Taxes

On December 22, 2017, the United States enacted the 2017 Tax Cuts and Job Act (“Tax Reform”) which made significant changes to United States federal income tax law which affects the Company. Effective January 1, 2018, the U.S. federal income tax rate is reduced to 21 percent from 35 percent. As a result of the Tax Reform, the Company reduced its deferred tax assets and liabilities as of December 31, 2017. This reduction was offset entirely by a change in the Company’s valuation allowance as the Company maintains a full valuation allowance on its net deferred tax assets.

There were no current or deferred income tax provisions for the nine months ended December 31, 2018 or 2017. The Company has concluded it is more likely than not that all future tax benefits will not be fully realized and has provided a full 100% valuation allowance against its net deferred tax assets. The effective tax rate of the Company’s provision for income taxes differs from the federal statutory rate due to the effect of a full valuation allowance.

5.	Convertible Preferred Stock and Stockholders’ Deficiency

Corporate Structure

The Company’s Certificate of Incorporation, originally filed on July 26, 2001, most recently amended on December 17, 2013, authorized the issuance of two classes of stock to be designated, “Common Stock” and “Preferred Stock”. In April 2018, shareholders of the Company voted to increase the total number of shares which the Company is authorized to issue to 69,362,500. Of these shares, 52,450,000 shall be Common Stock and 16,912,500 shall be Preferred Stock.

SiriusDecisions, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Common Stock

The holders of Common Stock of the Company are entitled to liquidation proceeds ratably after all Series A Convertible Redeemable Preferred Stock (“Preferred Shares”) liquidation preferences are satisfied. Dividends as declared by the Board are subordinate to preferential rights of the Preferred Series. Voting rights for Common Stock entitles holders to one vote for each share held.

Series A Redeemable Convertible Preferred Stock

On December 17, 2013, the Company entered into a minority investment arrangement funded by an outside investment (“PE firm”) firm. As part of the transaction, the PE firm purchased 16,912,500 shares of Series A Convertible Preferred Stock for approximately $37,292,000, net of offering costs of approximately $661,000.

The PE firm received 100% of the issued preferred shares of the Company, which contains the following summarized terms.

Dividends

An 8% per share dividend will accrue annually, although it will only be payable in the event of a redemption or deemed liquidation, as defined. Accrued dividends amounted to approximately $15,021,038 and $12,783,515 at December 31, 2018 and March 31, 2018, respectively. Preferred stock dividends amounting to $2,237,523, were accreted for both the nine months ended December 31, 2018 and 2017. As total fair value of Preferred Stock at December 31, 2018 and 2017 exceeded the original investment plus accrued and unpaid dividends, total accretion for the nine months ended December 31, 2018 and 2017 was $25,576,834 and $6,721,988, respectively.

Liquidation

The preferred shares will be senior to common shares in the event of a sale, merger, liquidation, bankruptcy or other deemed liquidation event. In the event of such an occurrence, the preferred shareholders shall be entitled to receive the greater of (i) the aggregate amount of the original equity investment plus accrued dividends; or (ii) the amounts payable on an “as is converted to common shares basis”. The liquidation preference at December 31, 2018 amounted to approximately $81,632,000.

Redemption

At the election of the holders of a majority of the Preferred Shares, the Company shall redeem the outstanding Preferred Shares in two equal annual installments beginning on the fifth anniversary of such investment, December 17, 2018. During the year ended March 31, 2018, the Company received a waiver from the holders of the Preferred Shares extending the redemption date to July 31, 2019. Such redemptions shall be made at the greater share value of (i) fair market value; or (ii) the original equity investment plus accrued dividends.

Conversion

The holders of the Preferred Shares have the right at any time to convert all or a portion of the Preferred Shares into shares of Common Stock. The number of shares of common stock which would be issued upon conversion will be determined by dividing the original equity investment by the conversion price. The conversion price will be initially equal to the Original Equity Investment divided by the number of shares of preferred stock. In the event that the Company issues additional shares of stock or convertible securities at a purchase price or exercise price less than the then-applicable conversion price, such conversion price shall be adjusted. The shares will automatically convert in the event of an initial public offering, if such offering is greater than defined proceed levels.

SiriusDecisions, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Voting

The Preferred shareholders will be entitled to 2 out of 5 board seats and certain protective rights and shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock are convertible.

The Company evaluated the Series A Preferred Stock and its embedded conversion feature on the date of issuance and determined the host instrument is more akin to equity and is therefore clearly and closely related with the embedded conversion option as defined by ASC 815. Further, there were no beneficial conversion features noted. As such bifurcation of the embedded conversion feature was not required.

The Company accretes the issuance costs on its preferred stock using the straight-line method from the date of issuance to the earliest date of redemption.

6.	Stock Options

The Company accounts for the expected life of options in accordance with the “simplified” method provision of ASC 718-10-S55, which enables the use of the simplified method for “plain vanilla” share options. Expected volatility is calculated using the historical volatility of comparable public companies. The risk free interest rate is based on U.S. Treasury yields for securities in effect at the time of grant with terms approximating the term of the grants. The Company does not expect to issue dividends in the foreseeable future. The following assumptions were used for the nine months ended December 31, 2018 and 2017:

	2018	2017
Risk free interest rate	2.9% - 3.0%	1.2% - 2.1%
Calculated dividend rate	0%	0%
Expected life of the option in years	6.18	6.25
Expected volatility	24.4% - 25.6%	26.4% - 27.0%
Fair value of option	$0.80 - $ 1.25	$0.64 - $ 1.04

The fair value of each option award was estimated on the grant date using the Black-Scholes option-pricing model and will be expensed under the straight-line method. Stock-based compensation expense was approximately $517,000 and $309,000 for the nine months ended December 31, 2018 and 2017, respectively, and is included in the caption selling, general and administrative in the accompanying unaudited condensed consolidated statements of operations.

The following table summarizes stock option activity for the nine months ended December 31, 2018:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted- average Remaining Contract Term (years)	Aggregate Intrinsic Value
Outstanding March 31, 2018	3,766,888	$1.27
Granted	1,310,625	2.84
Exercised	(185,124)	0.70
Forfeited	(88,937)	1.92

Outstanding December 31, 2018	4,803,452	$1.70	6.75	$14,993,400

Exercisable December 31, 2018	2,588,925	$1.07	5.10	$9,797,770

Vested and Expected to vest December 31, 2018	4,742,781	$1.69	6.72	$14,858,750